Exhibit 4.18

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Contract No.: WeBank (CGW) BZ 2021 No. 001

Automobile Finance Guarantee Contract

Party A: Shenzhen Qianhai WeBank Co., Ltd.

Address: Block A, Building 7, Shenzhen Bay Science and Technology Ecological Park, No. 1819 Shahe West Road, Nanshan District, Shenzhen

Legal representative (responsible person): Gu Min

Contact information: [REDACTED]

Party B: Shanghai Cango Investment and Management Consultation Service Co., Ltd.

Address: 10/F, Building 3, Youyou Century Square, No. 428 Yanggao South Road, Pudong New Area, Shanghai

Legal representative: Zhang Xiaojun

Contact information: [REDACTED]

Party C: Cango Financing Guarantee Co., Ltd.

Address: No. 75-1 Jinfeng Street, Shenfu New Area, Liaoning Province

Legal representative: Song Zhipeng

Contact information: [REDACTED]

Whereas:

1.    Party A and Party B signed the Automobile Finance Business Cooperation Agreement (WeBank (CGW) HZ 2018 No. 001) in 2018 (hereinafter referred to as the “original cooperation agreement”), and the Automobile Finance Business Cooperation Agreement (WeBank (CGW) HZ 2020 No. 001) in 2020 (hereinafter referred to as the “new cooperation agreement”, and the original cooperation agreement and the new cooperation agreement are hereinafter collectively referred to as the “cooperation agreements”). According to the cooperation agreements, Party A shall cooperate with Party B in automobile finance business, provide loans to the customers with loan eligibility who are recommended by Party B and approved by Party A, and sign the Automobile Finance Loan Contract (the name of the actually-signed contract shall prevail, hereinafter referred to as the “master contract”);

2.    Party C is a legally established financing guarantee company, and voluntarily assumes the guarantee liability under the cooperation agreements for the customer loans granted as of January 1, 2021 (inclusive) under the cooperation agreements. To avoid ambiguity, the signing date of the master contract shall be within the cooperation period agreed in the cooperation agreements, and the expiration date of performance period of the master contract shall not be limited to the above period. “Customers” and “customer loans” under this Contract shall be all defined in compliance with/within the scope guaranteed by Party C as agreed herein. The specific guarantee items are as follows:

Article I Joint and Several Liability Guarantee

1.1    Guarantee scope of maximum amount

Party C is willing to assume joint and several guarantee liability for customer loans. The scope of guarantee provided by Party C includes all debts of the debtor under the master contract, including but not limited to the principal of debt, interest, default interest and other fees (if any).

1.2    Party A shall not require Party C to undertake the guarantee liability mentioned in this article where the compensation for Party C’s actual performance of guarantee liability under this Contract reaches [REDACTED]% of the loan balance of all customers. However, the security deposit pledge guarantee liability undertaken by Party C in accordance with Article II of this Contract is not subject to this limit.

1.3    Party C shall independently undertake the guarantee liability under this Contract. Regardless of whether there is any guarantee of real right or other guarantees provided by the guarantor (including the debtor of the master contract), Party A shall have the right to directly require Party C to undertake joint and several guarantee liability without executing other guarantee rights or other guarantees in the first place. Party C shall not raise any objection to this.

1.4    Maximum guarantee period: From the effective date of this Contract to three years after the expiration of the specific debt performance period under the master contract.

1.5    Performance of joint and several guarantee liability

In case of any circumstance specified in this clause (“guarantee liability event”), Party A may require Party C to undertake joint and several guarantee liability according to this clause.

1.5.1    Where any loan of customers is overdue for [REDACTED] natural days, Party C shall bear joint and several liability for the overdue loan within [REDACTED] natural days from the date of overdue.

1.5.2    Where customers default under the master contract and Party A requires customers to accelerate the repayment of all the remaining principal and interest of loans (including but not limited to principal, interest, default interest and other fees), Party C shall undertake joint and several liability for the overdue loan within [REDACTED] natural days after customers accelerate the repayment.

1.5.3    In case of any other event that Party A has the right to require customers to accelerate the repayment of the remaining principal and interest of loans (including but not limited to principal, interest, default interest and other fees) according to the master contract, Party C shall undertake joint and several liability for the overdue loan within [REDACTED] natural days after customers accelerate the repayment.

1.6    Where Party C performs the joint and several guarantee liability according to the provisions of this article, Party C shall irrevocably authorize Party A to deduct funds from the settlement account (account number: [REDACTED]) and security deposit account opened by Party C with Party A (account number: [REDACTED]) until Party C’s performance of the joint and several guarantee liability under this Contract is unconditionally and irrevocably completed.

Article II Security Deposit Pledge Guarantee

2.1    The security deposit account (account number: [REDACTED]) is opened by Party C with Party A, and the security deposit shall be saved and released according to the following conventions:

2.1.1    Party C shall save security deposit into the security deposit account according to the method, amount and/or ratio agreed by both parties, including but not limited to the Supplementary Agreement on Security Deposit signed by Party A and Party C from time to time. Meanwhile, Party C shall authorize Party A to deduct the above amount from Party C’s settlement account and transfer into the security deposit account.

Prior to the occurrence of a trigger event (as defined in Article IV below), Party A may release the security deposit on a regular basis as long as the security deposit meets the agreed release conditions. The corresponding relationship between a single loan and the release of security deposit shall be subject to the confirmation of Party A, unless there are material errors.

Party A and Party C may, from time to time, use the amount and/or ratio of the security deposit determined in the Supplementary Agreement on Security Deposit as an integral part of this Contract.

2.1.2    Any amount paid by Party C shall be deemed as specified and pledged to Party A upon entry into the security deposit account, and the pledge shall take effect from then on and provide guarantee for customer debts guaranteed by the used car guarantee contract agreed in Article 8.3 and this Contract, including but not limited to principal of loan, interest, default interest and other relevant fees. All security deposits under the security deposit account shall provide guarantee for the debts of all customers, and shall not be affected by the amount set aside by any customer of Party C. Where any customer violates the master contract signed by it and Party A, Party A shall have the right to directly deduct the security deposit in the security deposit account based on the total amount payable by the customer due to default, in order to perform the guarantee liability for the security deposit assumed by Party C under this Contract.

2.2    The fund in the security deposit account shall be subject to the current deposit interest rate of the People’s Bank of China, and Party A shall pay interest to Party C according to the interest settlement rules of Party A, and carry forward the interest to the settlement account of Party C on a regular basis.

2.3    Party C shall ensure that the amount in the security deposit account complies with the provisions of this article. Where Party C fails to save security deposit in full amount on time, Party A may reject customer loan under the cooperation agreements as failing to meet the loan granting conditions. The losses thus incurred to Party B and Party C shall be borne by both parties through negotiation, and Party A shall not be liable for such losses.

2.4    If the customer’s loan is overdue or the interest is in arrears, Party A shall enjoy the priority of compensation for the security deposit pledged in the security deposit account.

2.5    In case of any default by Party C, Party A shall have the right not to release or refund the balance in the security deposit account of Party C until the default event is eliminated and/or all customer loans under the cooperation agreements are settled.

Article III Compensation Liability

3.1    In case of any circumstance agreed in this article (“compensation event”), Party A may require Party C to perform compensation liability according to this article:

3.1.1    Where any loan of customers is overdue for [REDACTED] natural days, Party C shall bear joint and several liability for the overdue loan within [REDACTED] natural days from the date of overdue.

3.1.2    Where customers commit any default under the master contract, and such default has not been corrected within [REDACTED] workdays.

3.1.3    Where Party A considers that Party C needs to perform the compensation liability, and Party C agrees. (3.1.1, 3.1.2 and 3.1.3 are collectively referred to as “compensation conditions”).

3.2    In case of compensation event, Party A may require Party C to unconditionally pay Party A all amounts owed by the customer to Party A on the [REDACTED] day after the compensation event occurs (including the remaining principal of loan, interest and default interest payable as of the date of compensation date by Party C and other fees), as the consideration for Party C’s performance of compensation liability to purchase such debts from Party A (hereinafter referred to as “compensation amount”).

3.3    Where the compensation liability actually performed by Party C in accordance with this Contract has reached [REDACTED]% of the loan balance of all customers, Party A shall no longer require Party C to assume the compensation liability mentioned in this article. However, the security deposit’s pledge guarantee liability undertaken by Party C in accordance with Article II of this Contract shall not be subject to this limit.

3.4    Party C may irrevocably authorize Party A to deduct from Party C’s settlement account and security deposit account opened with Party A the compensation amount payable by Party C for performing the compensation liability under this article; Where Party A chooses to deduct the amount from the security deposit account, Party C shall make up the amount deducted by Party A within [REDACTED] natural days after Party A’s deduction, to restore the balance in the security deposit account to the level before deduction.

3.5    Before the trigger event occurs, once Party C has paid the compensation amount in full, Party A’s bank loan on the customer shall be transferred to Party C. (1) Party A is not required to send the notice of assignment of debt to the customer, and such assignment shall take effect between Party A and Party C; (2) Party A may directly collect the loan from the customer (including judicial collection). After receiving the repayment from the corresponding customer under the assignment of debt to Party C, Party A shall return the loan to Party C after deducting all costs and expenses incurred by Party A in recovering or urging the customer (or third-party guarantor) under the assignment of debt before and after the assignment.

3.6    Party C agrees that the performance of Party C’s compensation liability for any customer in accordance with this Contract shall not be conditioned on whether Party A announces the accelerated maturity of the customer under the master contract. Party A is also not required to make any claim or bring any lawsuit against the customer in advance, or dispose of the mortgaged vehicle or other collaterals of the customer by any means, or take any action or assert any right against any third party liable under the cooperation agreements. Meanwhile, the validity of any master contract or any unreasonable defense raised by customers against Party A in accordance with the master contract shall not affect Party C’s compensation liability to Party A under this Contract.

3.7    Party C hereby confirms and agrees that, with respect to the compensation amount of any customer, the compensation amount issued by Party A shall be regarded as accurate data, without any certificate and other documents issued by Party A, unless there are obvious or material errors. Where Party C requires obtaining explanations on the compensation amount, Party A shall issue corresponding certificates to Party C.

3.8    Where Party C considers that the result of its performance of compensation liability is caused by the behavior of Party B, Party B and Party C may determine the liability according to the relevant agreement signed by both parties; if there is no agreement arrangement, Party B and Party C shall both negotiate on their own. Party A shall not be responsible for any mediation or proof.

3.9    For the avoidance of doubt, where the compensation event and the guarantee liability event overlap, Party C shall have the right to decide to undertake corresponding obligations in accordance with Article I or Article III of this Agreement.

Article IV Agreement on Special Use of Security Deposit

Party A and Party C agree that when an event of serious deterioration of operating status occurs with Party C in the opinion of Party A (“trigger event”), Party C’s guarantee/compensation liability shall be [REDACTED]% of the customer’s loan balance on the following deduction date, and Party A shall have the right to directly deduct the full amount from the settlement account and security deposit account of Party C. The deducted amount shall be directly used as the advance payment for debt purchase (hereinafter referred to as the “first amount of debt purchase”) paid by Party C to Party A from the date of deduction. The amount equivalent to the unpaid compensation amount payable by Party C under this Contract (if any) shall be deemed that Party C has paid the purchase amount of corresponding debt to Party A. All amount of debt purchase (including the first amount of debt purchase) shall be processed and used in accordance with the following agreement:

4.1    Purpose of the first amount of debt purchase: As for the first amount of debt purchase received by Party A, before the liquidation date (including such date), it shall be used for: (a) the reasonable costs incurred by Party A to reduce the guarantee or compensation liability undertaken by Party C and/or manage the debt of customers for which Party C fails to perform the guarantee and compensation liability (including but not limited to collection and customer service, hereinafter referred to as the “loan management costs”); (b) the bank loan with compensation event (hereinafter referred to as the “credit assignment”) on or after the payment date of the first amount of debt transfer.

4.2    Purpose of new purchase amount of debt: any repayment of the customer (or third-party guarantor) under the corresponding master contract or other guarantee contract before the liquidation date (inclusive) shall constitute new purchase amount of debt. All purchase amount of new debt may be used for payment after the date of payment of the first amount of debt purchase: (1) loan management costs, and (2) debt purchase amount of the assigned debt. The first amount of debt purchase and new purchase amount of debt are collectively referred to as the “debt purchase amount”.

4.3    Liquidation date: Both parties agree that on the 30th workday (the “liquidation date”) following four (4) years from the date of payment of the first amount of debt purchase, both parties shall conduct an overall liquidation in accordance with the provisions of Clause 4.10. Prior to the liquidation date, Party A is only obliged to provide Party C with a monthly statement in accordance with the conditions agreed in Clause 4.9. Meanwhile, before the liquidation date, unless otherwise agreed by Party A in writing, Party C shall have no right to claim rights against Party A or its corresponding customers or guarantors with respect to the debt purchase amount and the assignment of debt (in part or in whole).

4.4    Principle and risk of use of debt purchase amount: before the liquidation date, Party A will use the debt purchase amount in several times as the amount that shall be used by Party C to purchase the corresponding assigned debt and pay the corresponding loan management costs from Party A in times, installments and batches. Party C also confirms that Party A has full rights before the liquidation date to claim or waive part of rights (including but not limited to extension of loan term, deducting interest or waiving the rights to such customers or the guarantors of third parties and collaterals under any master contract or other agreements) to the customers under the assignment of debt by any means recognized by Party A. Party C shall fully bear the repayment risk of the corresponding customers under the assignment of debt, and shall not claim any loss or compensation from Party A on any act or omission of Party A before the liquidation date.

4.5    As for loan management costs, Party C agrees that Party A’s reasonable determination of loan management costs shall prevail, and Party A shall separately issue any certificate and other documents, unless there are obvious or material errors.

4.6    Transfer consideration for each assignment of debt: In respect of any assignment of debt, the consideration for an assignment paid by Party C in respect of the assignment of debt is the principal, interest, default interest and other fees (if any) of the customer under the assignment of debt.

4.7    Party C hereby agrees that whether any compensation event occurs under the loan of any customer, which needs to be transferred to Party C, shall be determined by Party A on its own. Meanwhile, as for any customer loan, Party C understands and agrees that Party A may use the debt purchase amount in installments and times according to the specific conditions of the loan, namely: for any loan, Party A shall have the right to use the debt purchase amount paid by Party C in times according to the normal repayment period of such loan, and assign the part of the loan due by installments, or have the right to use the debt purchase amount for purchase at one time, and assign such debt to Party C as a whole.

4.8    Party C agrees that without the prior consent of Party A, Party C is not entitled to notify Party A of using any debt purchase amount under this clause to offset its obligation to pay the compensation amount under this Contract.

4.9    Notice on monthly use of the debt purchase amount: Party A agrees that it shall, within the first 10 workdays of each month after receipt of the initial purchase amount, provide Party C with a statement on the use of the purchase amount for the previous month, including: (a) the balance of the debt purchase amount at the beginning of the previous month; (b) the debt purchase amount that has been used in the previous month; (c) new debt purchase amount.

4.10    On the liquidation date, Party A shall conduct the overall liquidation of Party C according to the following mechanism:

4.10.1    Party A shall, on the liquidation date, calculate the balance of unused debt purchase amount (hereinafter referred to as “fund balance”) as of the settlement date according to the reconciliation mechanism under Clause 4.9, and details of assignment of debt that have not been fully recovered by the customer (or the guarantor) under the assignment of debt as of the liquidation date (hereinafter called “debt balance”);

4.10.2    Subject to the fund balance and debt balance verified on the liquidation date, if there is fund balance, Party A shall return all fund balance to Party C within five workdays after the liquidation date; if there is debt balance, Party A shall, within 30 workdays, send a notice of assignment of debt to the customer (or guarantor) under such debt balance.

Article V Rights and Obligations

5.1    Rights and obligations of Party C

5.1.1    Party C shall have the right to require Party A to keep confidential the information provided by Party C, unless otherwise required by laws and regulations or regulatory authorities, or otherwise agreed by the parties, or that the information provided by Party C does not constitute confidential information.

5.1.2    Party C has carefully read the master contract and the cooperation agreements and confirmed all clauses. Party C promises and agrees that it is unnecessary to confirm the single loan contract or loan receipt under the master contract that does not exceed the cooperation agreements.

5.1.3    Party C specifically represents and guarantees that:

(1) Party C is legally established and willing to use the assets owned by Party C or legally disposed of as guarantee to ensure the performance of the obligations specified in this Contract;

(2) Party C’s signing of this Contract has been fully authorized or approved by the superior institution/board of directors or other competent authorities;

(3) The signing of this Contract is the true intention of Party C, and there is no fraud or coercion;

(4) Any change in the industrial and commercial registration, organizational structure, equity structure, operating mode or financial condition of Party C or any debt restructuring, material related party transaction or other matters shall not affect the legal binding force of this Contract to Party C;

(5) Party C shall have the obligation to ensure that the successor or transferee of Party C is bound by all provisions of this Contract, and shall not transfer the aforesaid guarantee liability without the written consent of Party A;

(6) Where Party C fails to repay the guaranteed debts in accordance with the provisions of this Contract, Party A shall have the right to deduct the amount from the account opened by Party C with Party A or other financial institutions until the debts are settled in full;

(7) Under the cooperation agreements, where Party A and Party B negotiate to change the contract conditions, sign supplementary agreements, add appendixes to this Contract, Party C shall recognize it even if Party C’s guarantee/compensation liability is increased, without affecting the guarantee liability of Party C under this Contract;

(8) Party A shall have the right to dispose of the bank loan granted to customers under this Agreement at any time in the form of including but not limited to sale and transfer, and Party C shall provide Party A with all necessary assistance, including but not limited to signing relevant documents, handling corresponding formalities and taking corresponding actions as instructed by Party A;

(9) Party A shall have the right to jointly grant loans under the cooperation agreements to customers together with other cooperative financial institutions, and Party C shall perform its obligations for the loans granted by Party A in conjunction with other cooperative financial institutions in accordance with this Contract. Party C shall not raise any objection to Party A as the sole borrower. Where Party A cooperates with other financial institutions to jointly grant loans under the cooperation agreements to customers, Party A and/or any financial institution of Party A shall have the right to handle the guarantee formalities and enjoy the security interest as the guarantee agent. Party C shall perform the guarantee liability to Party A and/or the financial institutions of Party A in accordance with the Contract. Party A and/or the financial institutions of Party A may distribute relevant security interest on its own. Party C shall not raise any defense against the performance of guarantee liability on this ground.

5.1.4    Except the information that Party C is obligated to keep confidential, Party C shall submit Party C’s materials to Party A on a quarterly basis (including but not limited to financial statements, audit reports, balance of assets under guarantee, net asset data, compensation rate and balance of guarantee liability submitted to the competent authority of Party C), and guarantee the authenticity, completeness and effectiveness of the above-mentioned materials, so that Party A can timely assess the operating condition and guarantee capacity of Party C.

5.1.5    Where Party C incurs any event that may affect the rights and interests of Party A, including but not limited to changing the organizational structure of the company, changing the business operation model, altering the product modality, signing or changing the agreement that may affect the interests of this Contract or Party A, Party C shall notify Party A in writing at least 10 workdays prior to the occurrence of the above-mentioned event.

5.1.6    Where Party C suffers an event that may affect its solvency, including but not limited to material adverse change in operating condition, heavy penalty imposed by competent authorities, material legal disputes, and material lawsuits involving the actual controller and main management, Party C shall notify Party A in writing within 10 workdays after the occurrence of the above-mentioned event, and Party A shall have the right to take remedial measures for breach of contract under this Contract.

5.1.7    After Party C has performed its obligations under this Agreement, Party A may, as required by Party C, issue relevant certificates to Party C within 15 workdays after the performance of this Agreement.

5.2    Where the compensation for the guarantee liability actually performed by Party C according to Article I of this Contract and compensation for compensation liability performed according to the Article III of this Contract total [REDACTED]% of the loan balance of all customers, Party A shall no longer require Party C to undertake the guarantee liability and/or compensation liability, but Party C’s security deposit pledge guarantee liability in accordance with Article II of this Contract shall not be subject to this limit.

Article VI Breach of Contract

6.1    In case of any default event by Party C, Party A shall have the right to take one or more of the following measures:

6.1.1    Require Party C to eliminate the adverse impact caused thereby, and require Party C to add or change guarantee conditions, including but not limited to require Party C to make up the security deposit and provide guarantee measures recognized by Party A;

6.1.2    Require Party C to continue performing its obligations as agreed in this Contract;

6.1.3    Require Party C to compensate Party A for the losses caused by the default event, including the expenses incurred by Party A to eliminate the adverse impact of default;

6.1.4    Where Party A claims the subrogation right against the debtor of Party C in accordance with the law, or requests the court to cancel Party C’s act of waiving its matured loans or transferring its property free of charge, and transferring its property at an obviously unreasonable low price, Party C shall provide all necessary cooperation and assistance as required by Party A, and Party C shall bear the reasonable expenses arising therefrom;

6.1.5    Take any other measures permitted by applicable laws and regulations or agreed in this Contract.

For the purpose of this article, Party C shall irrevocably authorize Party A to deduct corresponding amount from any account opened by Party C with Party A as a remedy for Party C’s default.

Article 7 Confidentiality

7.1    Parties shall strictly keep confidential any form of information received or obtained from other parties in connection with the signing of this Contract (or any other agreement entered into pursuant to this Contract) in respect of the following matters, and shall not disclose or use any of the following information to any third party other than the regulatory authorities:

7.1.1    Business under this Contract;

7.1.2    Negotiation contents related to this Contract;

7.1.3    Relevant credit investigation data, customer information and transaction information provided based on the business under this Contract;

7.1.4    Business, finance and other matters of other parties (including future plans and objectives).

7.2    This confidentiality clause shall not prohibit the disclosure or use of business confidential information in the following ways and within the following scope:

7.2.1    Disclose or use business confidential information in accordance with the provisions or requirements of regulatory authorities and stock exchanges of parties;

7.2.2    Must disclose or be used for the purpose of any judicial, arbitral or other similar proceedings in connection with this Contract or any other agreement entered into pursuant to the provisions of this Contract.

7.3    The duty of confidentiality shall extend from the date of signing this Contract to the date when such information has been made public or is made public upon the approval of the disclosing party without being affected by the expiration of the term of this Contract.

Article VIII Supplementary Provisions

8.1    This Contract is irrevocable.

8.2    As of January 1, 2021 (inclusive), new cooperation business under the original cooperation agreement is no longer applicable to the Automobile Finance Guarantee Contract (WeBank (CGW) BZ 2020 No. 001) signed by Party A, Party B and Party C (hereinafter referred to as the “used car guarantee contract”), and the provisions of this Contract shall apply, but the existing cooperative business under the used car guarantee contract shall still be subject to the provisions in the used car guarantee contract.

8.3    This Contract is independent of the master contract and the cooperation agreements. Where the master contract and the cooperation agreements or any part thereof are invalid, this Contract shall remain valid.

8.4    In case of any discrepancy between this Contract and the cooperation agreements, this Contract shall prevail.

8.5    Any dispute arising from the performance of this Contract shall be settled by parties through negotiation; if the negotiation fails, either party may file a lawsuit to the people’s court in the place where Party A is located.

8.6    The conclusion, interpretation and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China (excluding laws of Hong Kong, Macao and Taiwan).

8.7    This Contract shall be signed by the legal representatives or authorized agents of parties on the signing date, and shall come into effect on February 4, 2021 (inclusive) after being signed (or affixed with name seals) by the legal representative or authorized agents and affixed with official seals of all parties.

8.8    The Contract shall be made in triplicate, with each party holding one copy, which has the same legal effect.

(No text below)

(No text on this page and it is the signature page of this Agreement)

Seal of Party A: [Shenzhen Qianhai WeBank Co., Ltd.] (seal)

Legal representative or authorized agent (signature or seal): [Gu Min] (seal)

Date

Seal of Party B: [Shanghai Cango Investment and Management Consultation Service Co., Ltd.] (seal)

Legal representative or authorized agent (signature or seal): [Zhang Xiaojun] (seal)

Date January 25, 2021

Seal of Party C: [Cango Financing Guarantee Co., Ltd.] (seal)

Legal representative or authorized agent (signature or seal): [Song Zhipeng] (seal)

Date